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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO,          )*



                         GATEWAY ENERGY CORPORATION
                             (Name of Issuer)

                              COMMON STOCK
                      (Title of Class of Securities)

                               367600301
                       -----------------------------
                            (CUSIP Number)

                           FEBRUARY 23, 2000
                       -----------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ /   Rule 13d-1(b)
/X/   Rule 13d-1(c)
/ /   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act bu shall be subject to all other provisions of the Act (however, see the Notes).







POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



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                                SCHEDULE 13G

CUSIP No. 36760030                                           Page 2 of 4 Pages


1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael T. Fadden

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  / /

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                5.   SOLE VOTING POWER
     NUMBER OF SHARES                                772,550
       BENEFICIALLY                             -----------------------------
      OWNED BY EACH                             6.   SHARED VOTING POWER
        REPORTING                                    0
         PERSON                                 -----------------------------
          WITH                                  7.   SOLE DISPOSITIVE POWER
                                                     772,500
                                                -----------------------------
                                                8.   SHARED DISPOSITIVE POWER
                                                     0
                                                 -----------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    772,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) - 5%

12. TYPE OF REPORTING PERSON*

    IN


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                                                              PAGE 3 OF 4 PAGES

                                     SCHEDULE 13G


1A.  NAMES OF ISSUER:

     Gateway Energy Corporation.

  B. ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     500 Dallas Street, Suite 2615, Houston, Texas 77002

2A.  NAME OF PERSON FILING:

     Michael T. Fadden

  B. ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     500 Dallas Street, Suite 2615, Houston, Texas 77002

  C. CITIZENSHIP:

     United States

  D. TITLE OF CLASS OF SECURITIES:

     Common Stock

  E. CUSIP NO.:     367600301


3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     N/A

4.   OWNERSHIP:

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 772,500 Shares
                                   ---------------
     (b) Percent of class:   5%
                           ----
     (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote   772,500.
                                                       ---------
         (ii) Shared power to vote or to direct the vote   0     .
                                                       ----------
        (iii) Sole power to dispose or to direct the disposition of  772,500.
                                                                    ---------
         (iv) Shared power to dispose


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                                                             PAGE 4 OF 4 PAGES

5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable

6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.


8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

9.   NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

10.   CERTIFICATION.

   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 25, 2000
                                                     ----------------------
                                                              Date

                                                     /s/  Michael T. Fadden
                                                     ----------------------

                                                            Signature

                                                         Michael T. Fadden
                                                     ----------------------
                                                            Name/Title